Exhibit 10.1

AMENDMENT NO. 1 TO EXecutive Employment Agreement

This Amendment No. 1 to the EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of January 25, 2019, by and between CRAIG I. FORMAN (the “Executive”) and THE McCLATCHY COMPANY, a Delaware corporation (the “Company”).

WHEREAS, the Company and the Executive wish to amend the terms of the Executive Employment Agreement (the “Agreement”) executed on January 25, 2017 in accordance with Section 17(b) of the Agreement; and

WHEREAS, unless otherwise expressly provided for in this Amendment, all capitalized words or phrases or other defined terms used in this Amendment will have the same meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Section 1 of the Agreement is deleted in its entirety and replaced with the following text:

1.        Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to remain in employment with the Company, from the Start Date until January 24, 2019 (the “Term”), unless terminated earlier in accordance with Sections 6, 7 or 8. Beginning on January 25, 2019, this Agreement shall be renewed automatically for succeeding terms of two (2) years each, unless either party gives written notice to the other at least sixty (60) days prior to the expiration of any term of Executive’s or Company’s intention not to renew. Except with respect to Sections 13 through 17, which survive indefinitely, this Agreement shall expire if either party gives written notice to the other at least ninety (90) days prior to the expiration of any term of Executive’s or Company’s intention not to renew, or, in the case of the Executive’s earlier termination in accordance with Sections 6, 7 or 8, when all obligations of the parties hereunder have been satisfied. If notice of non-renewal is given by either party, then the termination of the Executive’s employment upon such expiration of the Term shall be treated as an involuntary termination by the Company without Cause (as defined below).

2.             Section 3(b) of the Agreement is deleted in its entirety and replaced with the following text:

(b)       Annual Incentive Compensation. The Executive shall be eligible to receive an annual cash bonus for each of the Company’s fiscal years during the Term (the “Annual Cash Incentive”) based on performance objectives established by the Compensation Committee of the Board (the “Committee”) each such fiscal year. The Executive’s target Annual Cash Incentive amount for each such fiscal year will be the percentage of Base Salary designated as the target by the Committee, which target shall be at least one hundred percent (100%) of the Base Salary then in effect for each applicable year.

3.             The following text is inserted as a new sub-section (d) following sub-section 3(c).

(d)      Supplemental Executive Retirement Plan. Effective January 1, 2019, Executive’s accrual under the McClatchy Company Supplemental Executive Retirement Plan (the “SERP”) shall be increased to 25% of Base Salary.

4.             Section 5(b) of the Agreement is deleted in its entirety and replaced with the following text:

(b)       Business Expenses. During the Term, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall pay the Executive a monthly supplemental stipend in the amount of $35,000, payable monthly, subject to applicable withholdings, to offset certain unreimbursed business expenses, including a monthly housing allowance and travel allowance. Prior to any automatic renewal of the Term under Section 1, the Company may reevaluate the amount of the monthly supplemental stipend and reset such amount for Term extensions, including by increasing, reducing or continuing the amount of such monthly supplemental stipend.

5.             Section 5(c) of the Agreement is deleted in its entirety.

6.             Section 9 of the Agreement is deleted in its entirety and replaced with the following text:

9.         Benefits for Termination by the Company Without Cause or Resignation by the Executive for Good Reason. In addition to any rights under Section 4, in the event that during the Term of this Agreement (i) the Company terminates the Executive’s employment for any reason other than Cause or Disability, (ii) the Executive terminates his employment for Good Reason, (iii) the Executive terminates his employment for any reason during the sixty (60) day period beginning on the six (6) month anniversary of a Change in Control (as defined in the Company’s 2012 Omnibus Incentive Plan, as it may be amended and/or restated from time to time) or (iv) notice by the Company of its intent to not renew the Term as provided for under Section 1, then the Executive shall be entitled to receive his Accrued Compensation (defined in Section 10) and a severance payment from the Company (the “Severance Payment”). The Severance Payment shall be made in a lump sum as soon as reasonably practicable, but in no event less than fifteen (15) or more than sixty (60) days, following the Termination Date. Any payment under this Section 9 shall be subject to required withholding taxes. The amount of the Severance Payment shall be calculated as follows (A) if not in connection with a Change in Control, then it shall be (i) one million dollars ($1,000,000) plus (ii) target Annual Cash Incentive in the year of termination; or (B) if the Termination Date is within the ninety (90) days prior to or the twenty-four (24) months following a Change in Control, then it shall be (i) two million dollars ($2,000,000.00) plus (ii) two times target Annual Cash Incentive in the year of termination. Notwithstanding anything to the contrary in any governing equity award agreement or any equity incentive plan, if the Executive’s employment is terminated for any reason other than Cause, then all then unvested equity awards shall be fully vested. If the Executive would be entitled to severance payments under any executive severance plan that is adopted by the Company for its senior executives after the date hereof (the “Executive Severance Plan”), then he shall receive the greater of the benefits provided for under the Executive Severance Plan or under this Agreement. In the event of a termination described above in clauses (i), (ii), (iii) and (iv), then notwithstanding anything to the contrary in the SERP, the Executive shall be 100% vested in his benefits under the SERP and shall have an amount not less than 25% of his annual Base Salary contributed to the Plan in such year without regard to his termination of employment. Notwithstanding the foregoing, the Company’s obligation to pay the Severance Payment shall be conditioned upon receipt from the Executive of a Waiver and Release pursuant to Section 11 hereof.

10.           Section 17(i) of the Agreement is deleted in its entirety and replaced with the following text:

(i)        The Company shall reimburse the Executive for the reasonable legal expenses that he incurs in connection with the review and negotiation of the Amendment to the Agreement (in an amount not to exceed $10,000).

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:
Craig I. Forman
THE MCCLATCHY COMPANY By:
Name: Title: